Exhibit 99.2

NewsRelease NYSE: WPZ
Date:           Dec. 6, 2006
Williams Partners L.P. Prices Private Debt Issuance
     TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) announced today that it priced its previously announced private offering of $600 million aggregate principal amount of senior unsecured notes due 2017. The senior notes priced at par with a coupon of 7.25 percent. The offering is expected to close on Dec. 13.
     Williams Partners plans to use the net proceeds of the offering to fund a portion of the cash consideration for its planned $1.223 billion acquisition from Williams (NYSE:WMB) of the remaining 74.9 percent interest in Williams Four Corners LLC that the partnership does not own. The acquisition is expected to close concurrently with the offering.
     Williams Partners previously acquired a 25.1 percent interest in Four Corners from Williams in June 2006. Four Corners owns certain natural gas gathering, processing and treating assets in the San Juan Basin in Colorado and New Mexico.
     The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     The securities have been offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.